Exhibit 10.1
IAIN H. BRUCE
SEPARATION AGREEMENT
This SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 31st day of August 2015, by and among Ambac Financial Group, Inc., a Delaware corporation (“Parent”), Ambac Assurance Corporation, a Wisconsin corporation (the “Company” and, along with Parent, the “Employer,” as applicable) and Iain H. Bruce (the “Executive”).
WHEREAS the Executive currently serves as Senior Managing Director of Parent and the Company;
WHEREAS the Executive and the Employer have mutually agreed that the Executive will retire from the Employer at the close of business on September 4, 2015 (the “Separation Date”);
WHEREAS the Executive and the Employer have mutually agreed that the Executive will provide certain consulting services to the Employer following the Separation Date; and
WHEREAS Parent, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions of the Executive’s separation of employment with the Employer,
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.Separation of Employment. At the close of business on the Separation Date, the Executive’s employment with the Employer shall terminate due to the Executive’s retirement and the Executive shall cease to hold any position as an officer of Parent, the Company or any Company Affiliates. For purposes of this Agreement, “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company, including, without limitation, Parent and its subsidiaries.
2.Compensation Upon Separation. The Executive shall be entitled to receive the payments and benefits set forth in this Section 2.
a.The Employer shall pay to the Executive (i) the Executive’s base salary due through the Separation Date and (ii) all Accrued Benefits (as defined below), if any, to which the Executive is entitled as of the Separation Date, in each case at the time such payments are due. For purposes of this Agreement, “Accrued Benefits” means, to the extent earned or vested, (v) compensation for any earned but unused vacation days or personal days, (w) any compensation deferred by the Executive prior to the Separation Date and not paid by the Employer or otherwise specifically addressed by this Agreement; (x) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (y) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Separation Date and which are reimbursable in accordance with the expense reimbursement policies of the Employer; and (z) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.
b.The Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance Benefits”), subject to (x) the Executive’s initial execution of this Agreement and non-revocation of the Executive’s signature during the Revocation Period (as defined below), (y) the

Executive’s timely re-execution of this Agreement on or following the Separation Date and non-revocation of the Executive’s signature during the Revocation Period; and (z) the Executive’s compliance with the restrictive covenants in Section 7 hereof:
i.a payment in the amount equal to $675,000, which is 150% of the Executive’s current annual base salary, which shall be paid in a lump sum within 10 business days of the end of the Revocation Period that begins following the Executive’s re-execution of this Agreement;
ii.a payment in the amount of $140,000, which is approximately equal to the product of (i) the Executive’s cash bonus for 2014 and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Employer during 2015 and the denominator of which is the number of days in such year, which shall be paid in a lump sum within 10 business days of the end of the Revocation Period that begins following the Executive’s re-execution of this Agreement;
iii.provided the Executive and the Executive’s eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Executive and such eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Employer as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Employer, for twelve (12) months or, if earlier, until the date the Executive become eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage.
c.The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. For the avoidance of doubt, these rights include any vested rights under Parent’s Long Term Incentive Plan.
d.The Executive shall be entitled to participate in the Employer’s retiree medical program, subject to the terms and conditions of such program as in effect from time to time.
e.The Employer shall provide the Executive with the customary transition services provided to senior executives of the Employer whose employment terminates, which shall be provided by the Employer’s approved vendor.
3.Consulting Services. The Executive agrees that the Executive shall serve as a consultant to the Employer following the Separation Date pursuant to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), subject to the Executive’s execution of such agreement.
4.No Other Entitlements. The parties acknowledge and agree that damages which will result to the Executive for the Executive’s separation from service hereunder shall be extremely difficult or impossible to establish or prove, and agree that the Severance Benefits shall constitute liquidated damages for the Executive’s separation from service. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of the Executive’s separation from service hereunder. The Executive shall forfeit all rights to the Severance Benefits unless the Executive executes and timely re-executes this Agreement and delivers the Agreement to the Employer, and the Agreement has become irrevocable by virtue of the expiration of the applicable Revocation Period without the Agreement having been revoked. The Employer and Company Affiliates shall have no obligation to provide the Severance Benefits prior to the end of the Revocation Period that begins following the Executive’s re-execution of this Agreement. If the Executive fails to comply with the Executive’s obligations under Section 7 hereof, the Executive shall (i) forfeit outstanding equity awards, (ii) transfer the shares underlying any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in shares to Parent for no consideration and (iii) repay the after-tax amount of the Severance Benefits and any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in cash or sold.
5.No Offset. Following the Separation Date, the Executive shall be under no obligation to seek other employment and, there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Employer’s and Company Affiliates’ obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against the Executive for any reason.
6.Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Employer, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 6.
a.For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
b.Any payments or benefits to be paid or provided hereunder upon a termination of employment that constitute deferred compensation (within the meaning of Section 409A) shall only be paid or provided if such termination of employment constitutes a “separation from service” within the meaning of Section 409A.
c.Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Employer from time to time), and (ii) the Employer makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Employer shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Employer shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Employer or to the extent that such benefits would otherwise have been provided by the Employer at no cost to the Executive, the Employer’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Employer in accordance with the procedures specified herein. Notwithstanding the foregoing, it is understood and agreed that the payments required to be made pursuant to this Agreement are intended to be exempt pursuant to the “short-term deferral” exemption provided in Section 409A.

d.(A) Any amount that the Executive is entitled to be reimbursed under this Agreement shall be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
e.Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
7.Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive has had access to and has assisted in developing Employer Confidential Information and has occupied a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. For purposes of this Agreement, “Employer Confidential Information” means information constituting confidential or proprietary information belonging to the Employer or Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Employer or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case, received by the Executive in the course of the Executive’s employment by the Employer or in connection with the Executive’s duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer operates and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Employer Confidential Information. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Employer Confidential Information and to protect the Employer and Company Affiliates against harmful solicitation of employees and customers, harmful effects on operations and other actions by the Executive that would result in serious adverse consequences for the Employer and Company Affiliates:
a.Non-Disclosure. During and after the Executive’s employment with the Employer or Company Affiliates, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Employer Confidential Information, other than as authorized in writing by the Employer or Company Affiliates, or, during the Executive’s employment with the Employer or Company Affiliates, where such use, disclosure or transfer is within the scope of the Executive’s duties with the Employer or Company Affiliates. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which, to the knowledge of the Executive or in the good faith belief of the Executive, is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer. In the event the Executive is required or compelled by legal process to disclose any Employer Confidential Information, the Executive

will promptly inform the Employer so that the Employer may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.
b.Materials. The Executive will not remove, directly or indirectly through an intermediary, any Employer Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s or Company Affiliate’s premises or make copies of such materials except for normal and customary use in the Employer’s or the Company Affiliate’s business as determined reasonably and in good faith by the Executive. The Employer acknowledges that the Executive, in the ordinary course of the Executive’s duties, routinely uses and stores Employer Confidential Information at home and other locations. The Executive will return to the Employer, delete, or destroy all Employer Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after the Separation Date. Notwithstanding the foregoing, the Executive may retain Employer Confidential Information following the Separation Date to the extent necessary for the Executive to perform the services contemplated by the Consulting Agreement; provided that the Executive will return to the Employer, delete, or destroy all such Employer Confidential Information at any time upon the request of the Employer and in any event promptly after the end of the term of the Consulting Agreement. The Executive agrees to attempt in good faith to identify and return to the Employer, delete, or destroy any copies of any Employer Confidential Information after the Executive ceases to be employed by the Employer; provided, however, with respect to any Employer Confidential information retained by the Executive following the Separation Date pursuant to the preceding sentence, the Executive agrees to attempt in good faith to identify and return to the Employer, delete, or destroy any copies of any such Employer Confidential Information after the end of the term of the Consulting Agreement. Anything to the contrary notwithstanding, nothing in this Section 7(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars, Rolodexes or contact lists, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.
c.No Solicitation or Hiring of Employees. During the period commencing on the date hereof and ending on the later of (a) August 31, 2016 and (b) the last day of the term of the Consulting Agreement (the “Non-Compete Period”), the Executive shall not, directly or indirectly through an intermediary, solicit, entice, persuade or induce any individual who is employed by the Employer or any Company Affiliate (or who was so employed within 180 days prior to the Executive’s action, other than any such individual whose employment was involuntarily terminated by the Employer or any Company Affiliate) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or Company Affiliates, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any employee or former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any employee or former employee of the Employer from such employee or former employee, or from a third party, by providing a reference setting forth the Executive’s personal views about such former employee, shall not be deemed a violation of this Section 7(c).
d.Non-Competition.
i.During the Non-Compete Period, the Executive shall not, directly or indirectly through an intermediary, without the consent of the Company, (A) solicit or encourage any client or customer of the Employer or any Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Employer or any Company Affiliate any existing business arrangements with the Employer or any Company Affiliate or to transfer existing business from the Employer or any Company Affiliate to any other person or entity, or (B) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, which (x) competes with the Employer or any Company Affiliate or (y) is a financial institution which currently has a material relationship with, or interests adverse to, the Employer or any Company Affiliate and the Executive’s role with such financial institution could involve such institution’s relationship with the Employer or Company Affiliate or the Employer’s or Company Affiliate’s investments, or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and does not otherwise violate any Employer or Company Affiliate policy applicable to the Executive. The Executive agrees that, except with the consent of the Employer, before providing services, whether as an employee or consultant, to any entity described in subsection (B) above during the Non-Compete Period, the Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. The Executive’s provision of a copy of this Agreement to a financial services entity during the Non-Compete Period, as required by the preceding sentence, shall not constitute a violation of the Executive’s confidentiality obligations under this Section 7. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer and Company Affiliates, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.
ii.If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
e.Compliance with Employer’s Policies. The Executive agrees to observe and comply with the policies and rules of the Employer and Company Affiliates unless such compliance is inconsistent with the terms of this Agreement.
f.Non-Disparagement. The Executive shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Employer or any Company Affiliate, as applicable, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Employer or any Company Affiliate. The foregoing shall not be violated by truthful statements by the Executive in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company shall instruct the executive management of the Company, which shall be defined as the directors, CEO, CFO, and Senior Managing Directors, that they shall not initiate, participate or engage in any communication whatsoever that could reasonably be interpreted as derogatory or disparaging to the Executive.

g.Cooperation. The parties agree that certain matters in which the Executive has been involved during the Executive’s employment with the Employer may necessitate the Executive's cooperation in the future. Accordingly, for so long as the Employer is involved in litigation relating to residential mortgage backed securities matters, whether such litigation is presently pending or instituted following the date hereof (including, for the avoidance of doubt, during and following the term of the Consulting Agreement), to the extent reasonably requested by Parent or the Company, the Executive shall cooperate with the Employer, the Company Affiliates, and its or their counsel in connection with matters arising out of or relating in any way to the Executive's service to the Employer and the Company Affiliates, including information requests relating to the business or affairs of the Employer, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Employer; provided that, the Employer shall make reasonable efforts to minimize disruption of the Executive's other activities. The cooperation includes the Executive making himself available for reasonable periods of time upon reasonable notice to the Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Employer shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation. For the avoidance of doubt, the Employer shall not compensate or reimburse the Executive for any time spent by the Executive testifying at depositions, court proceedings, trials, arbitrations or any other form of sworn testimony.
h.Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
i.Disclosure of Material Information. The Executive hereby represents that he is not in possession of any material information concerning the business, operations or financial condition of Employer or any Company Affiliate that he has not delivered or otherwise communicated to, or that he is not certain is also possessed by, one or more other executive officers of the Parent or the Company.
8.Indemnification. The Employer shall indemnify the Executive to the maximum extent that its officers, directors, and employees are entitled to indemnification pursuant to the Employer’s certificate of incorporation and bylaws, subject to applicable law.
9.Clawback/Recoupment. Any compensation paid to the Executive shall be subject to mandatory repayment by the Executive to the Company or Parent, as applicable, to the extent the Executive is, or in the future becomes, subject to any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.
10.General Release of Claims
a.Consistent with Section 2(b) hereof and in consideration for and contingent upon the Executive’s receipt of the Severance Benefits set forth in Section 2(b), the Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Parent and the Company and their past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which the Executive has or may have against any of them arising out of or in connection with the Executive’s employment by the Employer, the termination of the Executive’s employment with the Employer, or any event, transaction, or matter occurring or existing on or before the date of the Executive’s signing of this Agreement, except that the Executive is not releasing any claims arising under Section 8 of this Agreement, any other right to indemnification that the Executive may otherwise have, or any claims arising after the date of the Executive’s signing this Agreement. The Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. The Executive represents and warrants that the Executive has not previously filed or joined in any such claims, demands or entitlements against the Employer or the other persons or entities released herein and that the Executive will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.
b.Section 10(a) specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by the Executive or on the Executive’s behalf in any suit, charge of discrimination, or claim against the Employer or the persons or entities released herein.
c.The Employer and the Executive acknowledge that different or additional facts may be discovered in addition to what parties now know or believe to be true with respect to the matters released in this Section 10, and the parties agree that this Section 10 shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
d.Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this Section 10 shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws. Additionally, nothing in this Agreement or the release is intended to, nor does it, waive any claim the Executive has to enforce this Agreement. The Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after the Executive executes this Agreement are not waived. Likewise, nothing in this Section 10 shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover individual relief in any charge, complaint, or lawsuit filed by the Executive or by anyone on the Executive’s behalf.

e.The Executive acknowledges that the Executive has been given an opportunity of twenty-one (21) days to consider whether to sign this Agreement and that the Executive has been encouraged by the Employer to discuss fully the terms of this Agreement with legal counsel of the Executive’s own choosing. Moreover, for a period of seven (7) days following the Executive’s execution and re-execution of this Agreement (each such period, as applicable, the “Revocation Period”), the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If the Executive elects to revoke this Agreement in whole or in part within the Revocation Period, the Executive must inform the Employer by delivering a written notice of revocation to the Employer’s General Counsel, One State Street Plaza, New York, New York 10004, no later than 11:59 p.m. on the seventh calendar day after the Executive signs this Agreement. The Executive understands that, if the Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of the Employer and the Employer shall be relieved of all obligations to pay or provide the Severance Benefits described in Section 2(b) hereof. The Executive may, if the Executive wishes, elect to sign this Agreement prior to the expiration of the 21-day consideration period, and the Executive agrees that if the Executive elects to do so, the Executive’s election is made freely and voluntarily and after having an opportunity to consult counsel.
11.Notice. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

a.	If to Parent or the Company, to both:
Ambac Financial Group, Inc.
One State Street Plaza
New York, New York 10004
Attn: General Counsel
and
Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attn: General Counsel

b.	If to the Executive:
Iain H. Bruce
9 Winding Lane
Westport, CT 06880
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
13.Entire Agreement. This Agreement, including, for the avoidance of doubt, the Consulting Agreement attached hereto as Exhibit A, constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
14.Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 18, 19 and 21 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
15.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.
16.Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
17.Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
18.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
19.Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement will be submitted to and decided by binding arbitration in the County of New York. Arbitration will be administered exclusively by the American Arbitration Association and will be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination will be final and binding upon the parties. In the event of any claim arising out of the Company’s alleged failure to make any payments under this Agreement following any delay period required by Section 409A, the prevailing party in such dispute shall be entitled to reasonable attorneys’ fees.
20.Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.
21.Withholding. The Employer may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as will be required pursuant to any law or governmental regulation or ruling.

22.Legal Fees Incurred in Negotiating the Agreement. The Employer shall pay or the Executive shall be reimbursed for the Executive's reasonable legal fees and costs incurred in connection with this Agreement up to a maximum of $5,000. Any payment required under this Section 22 shall be made within thirty (30) days following the Separation Date but in no event later than March 15, 2016.
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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this agreement to be duly executed and delivered on their behalf.

AMBAC FINANCIAL GROUP, INC.

By
Stephen M. Ksenak, Senior Managing Director and General Counsel

AMBAC ASSURANCE CORPORATION

By
Stephen M. Ksenak, Senior Managing Director and General Counsel
FIRST EXECUTION
PLEASE READ CAREFULLY — THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS
ACKNOWLEDGED AND AGREED

EXECUTIVE:

Iain H. Bruce
SECOND EXECUTION — YOU MUST EXECUTE BETWEEN SEPTEMBER 4, 2015 AND SEPTEMBER 10, 2015
PLEASE READ CAREFULLY — THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS
ACKNOWLEDGED AND AGREED

EXECUTIVE:

Iain H. Bruce

EXHIBIT A
Consulting Agreement
August 31, 2015
Iain H. Bruce
9 Winding Lane
Westport, CT 06880
Re:    Consulting Agreement
Dear Iain:
This letter (the “Letter”) sets forth the terms upon which you will provide services to Ambac Financial Group, Inc., a Delaware corporation (“Ambac”), and Ambac Assurance Corporation, a Wisconsin corporation (“AAC” and, along with Ambac, the “Company”, as applicable), as an independent contractor commencing on September 7, 2015 (the “Effective Date”).

1.
Engagement. During the Term (as defined in Section 2 hereof), you will serve as a consultant to the Company and will be reasonably available to perform services as reasonably requested by the Company. Such services will relate to the following matters: (a) all litigation matters in which Ambac is a plaintiff or a defendant or any investigations by any regulators seeking information from Ambac even if Ambac is not formally named as a party, including but not limited to (i) strategic, tactical, or other consultation on any case; (ii) preparation of cases, briefs, and other court filings, and (iii) preparation for depositions and/or trial testimony; (b) other residential mortgage backed securities (“RMBS”) related matters, including but not limited to (i) servicing, (ii) surveillance and (iii) portfolio analysis, strategy, or tactics; (c) new business matters; (d) corporate strategy or analysis for Ambac or AAC; and (e) such other matters as may be agreed upon from time to time (collectively, the “Services”). You will perform the Services (x) on dates and times that you and the Company may from time to time reasonably agree, and (y) at the Company’s offices or at such other locations as you and the Company may from time to time reasonably agree. During the time that you are not providing the Services to the Company, you may accept other engagements and may participate in any other activities without obtaining the Company’s approval thereof; provided, however, that such other engagements and activities do not violate any Company policies or the terms of this Letter or the Separation Agreement (as defined in Section 14 hereof) and do not prevent or interfere with your ability to provide the Services hereunder.

2.
Term. The term of this Letter and your consulting arrangement hereunder will begin on the Effective Date and will end on the later of (i) the one (1) year anniversary of the Effective Date and (ii) the final disposition of all RMBS litigations pending as of the Effective Date (such period, the “Term”), unless earlier terminated by either party. On such termination, all earned, accrued, but unpaid, fees and reasonable out-of-pocket expenses hereunder will be due and payable to you, and for the avoidance of doubt, no further fees, expenses or other amounts will be payable hereunder.

3.
Termination. Your consulting relationship and this Letter may be terminated at any time on or after the one year anniversary of the Effective Date for any reason by you or the Company, provided that the party exercising such right of termination will be required to give to the other party at least ninety (90) days advance written notice of any termination of the Services during the Term. For the avoidance of doubt, you or the Company may terminate your consulting relationship effective as of the one year anniversary of the Effective Date by giving to the other party written notice at least ninety (90) days in advance of such one year anniversary.

4.
Fees. During the Term, the Company shall pay you a monthly retainer in the amount of ten thousand dollars ($10,000.00) for your performance of the Services hereunder for up to twenty-five (25) hours per month. The monthly retainer and the 25 hour per month period shall be pro-rated for any partial months in which you perform the Services during the Term. If you perform more than twenty-five (25) hours of Services in a month, then, in addition to the monthly retainer, the Company shall pay you an hourly consulting fee at a rate of $500 per hour for each additional hour over twenty-five (25) hours that you performed the Services during such month. Notwithstanding the foregoing, you shall not be entitled to receive any hourly consulting fees for any time spent traveling or testifying at depositions, court proceedings, trials, arbitrations or any other form of sworn testimony, nor shall any such time count toward the twenty-five (25) hour limit described above.

5.
Taxes. The Company will not withhold any federal, state or local taxes or other withholdings from the fees payable to you hereunder, and all local, state or federal taxes, together with all governmental filings related thereto, arising out of the performance of the Services by you or resulting from the compensation paid under this Letter will be the sole responsibility of you, and you agree to indemnify the Company with respect to any liabilities arising from your failure to satisfy any such obligations.

6.
Expenses. The Company will reimburse you for all reasonable, ordinary and necessary expenses incurred by you in connection with the Services performed hereunder. Reimbursement of expenses payable hereunder in respect of the Services performed will be made within a reasonable period of time following your submission to the Company of an invoice for such expenses. Each such monthly invoice shall be accompanied by receipts of expenses incurred and other necessary supporting documentation as reasonably requested by the Company.

7.	Independent Contractor.

a.
You will act in the capacity of an independent contractor with respect to the Company. You will not be, nor represent yourself as being, an employee or agent of the Company or as being authorized to bind the Company.

b.
As an independent contractor, you represent that you have the right to sole control of the manner and the means and methods of performing the Services under this Letter; provided, however, you will accept any reasonable directions issued by the Company pertaining to the goals to be attained and the results to be achieved by you.

c.
As an independent contractor, you will not have the status of or be considered an employee of the Company. You will not be eligible to participate in any employee benefit, group insurance or executive compensation plans or programs or any other benefit or compensation maintained by the Company for its respective employees and executives. In addition, the Company will not provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, or any other statutory benefits, to you. For the avoidance of doubt, nothing in this paragraph shall be construed to limit your entitlement to the compensation and benefits set forth in Section 2 of the Separation Agreement.

d.	You agree to incur all expenses associated with performance of the Services hereunder, except as expressly provided in this Letter.

8.
Confidential Information. You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company or Company Affiliates, including, without limitation, information constituting confidential or proprietary information belonging to the Company or

Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between the Company or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the performance of the Services hereunder will be subject to the terms and conditions of this Section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, except as may be required in the performance of the Services hereunder, and not to use any Confidential Information for any purpose except as may be required in the performance of the Services hereunder. You will notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. Confidential Information will not include information that (a) is or becomes generally available to the public other than through your breach of this Letter, or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information. Nothing herein will be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. For purposes of this Letter, “Company Affiliate” means any entity controlled by, in control of, or under common control with, AAC, including without limitation, Ambac and its subsidiaries.

9.
Indemnification. The Company shall indemnify you to the maximum extent that its officers, directors, and employees are entitled to indemnification pursuant to the Employer’s certificate of incorporation and bylaws, subject to applicable law.

10.	Amendments and Modifications. This Letter may not be amended, modified or changed in any respect except in writing duly signed by both parties to this Letter.

11.
Assignment. You will not assign any rights, or delegate or subcontract any obligations, under this Letter without the Company's prior written consent. Any assignment in violation of the foregoing will be deemed null and void. The Company may freely assign its rights and obligations under this Letter at any time.

12.	Section Headings. The section headings used in this Letter are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Letter.

13.
Severability. The provisions of this Letter will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

14.
Entire Agreement. This Letter constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. For the avoidance of doubt, this Letter shall not supersede the restrictive covenants in Section 7 of your Separation Agreement with Ambac and AAC, dated August 31, 2015 (the “Separation Agreement”), which shall remain in full force and effect.

15.
Governing Law. This Letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New

York (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

16.
Counterparts. This Letter may be executed in any number of counterparts, each of which will be effective only upon delivery and thereafter will be deemed to be an original, and all of which will be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page.

Iain, if this Letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me.
If you have any questions, please do not hesitate to contact me.
Sincerely,

Stephen M. Ksenak
Senior Managing Director and General Counsel

ACKNOWLEDGED AND AGREED

Iain H. Bruce